Exhibit d(8)

SUBMANAGEMENT AGREEMENT

SUBMANAGEMENT AGREEMENT, dated as of May 30, 2014, by and between Domini Social Investments LLC, a Massachusetts limited liability company (“DSIL” or the “Manager”), and Seix Investment Advisors LLC (the “Submanager”), a wholly-owned subsidiary of RidgeWorth Capital Management, LLC, a Delaware corporation.

W I T N E S S E T H:

WHEREAS, Domini Social Investment Trust (the “Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, in each case as in effect from time to time, the “1940 Act”);

WHEREAS, DSIL has entered into a Management Agreement (the “Management Agreement”) with the Trust wherein DSIL has agreed to provide certain investment advisory services for the series of the Trust designated as Domini Social Bond Fund (the “Fund”); and

WHEREAS, as permitted by Section 1 of the Management Agreement, DSIL wishes to subcontract some of the performance of its obligations thereunder to the Submanager, and the Submanager desires to accept such obligations on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

1.	APPOINTMENT OF SUBMANAGER.

In accordance with and subject to the Management Agreement between the Trust and the Manager with respect to the Fund, the Manager hereby retains the Submanager to act as the Submanager for the Fund for the period and on the terms set forth in this Agreement. The Submanager accepts such appointment and agrees to provide an investment program for the Fund for the compensation provided by this Agreement.

2.	DUTIES OF THE SUBMANAGER.

The Submanager shall provide the Fund and the Manager with such investment advice and supervision as the Manager may from time to time consider necessary for the proper supervision of such portion of the Fund’s investment assets as the Manager may designate from time to time. Notwithstanding any provision of this Agreement, the Manager shall retain all rights and ultimate responsibilities to supervise and, in its discretion, conduct investment activities relating to the Fund.

The Submanager shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Fund allocated by the Manager to the Submanager shall be held uninvested, subject always to the restrictions of the Trust’s Second Amended and Restated Declaration of Trust, dated June 7, 1989, as last amended and restated on May 15, 2001, and By-laws, as each may be amended and restated from time to time (respectively, the “Declaration” and the “By-Laws”), the provisions of the 1940 Act, and the then-current registration statement of the Trust with respect to the Fund and, subject further, to the Submanager notifying the Manager in advance of the Submanager’s intention to purchase any securities except insofar as the requirement for such notification may be waived or limited by the Manager, it being understood that the Submanager shall be responsible for compliance with any restrictions imposed in writing by the Manager from time to time in order to facilitate compliance with the above-mentioned restrictions and such other restrictions as the Manager may determine. Further, the Manager or the Trustees of the Trust may at any time, upon written notice to the Submanager, suspend or restrict the right of the Submanager to determine what securities shall be purchased or sold on behalf of the Fund and what portion, if any, of the assets of the Fund allocated by the Manager to the Submanager shall be held uninvested. The Submanager shall also, as requested, make recommendations to the Manager as to the manner in which proxies, voting rights, rights to consent to corporate action and any other rights pertaining to the Fund’s portfolio securities shall be exercised. Should the Board of Trustees of the Trust or the Manager at any time, however, make any definite determination as to an investment policy applicable to the Fund and notify the Submanager thereof in writing, the Submanager shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked.

The Submanager shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above and, in particular, to place all orders for the purchase or sale of securities for the Fund’s account with the brokers or dealers selected by it, and to that end the Submanager is authorized as the agent of the Fund to give instructions to the custodian or any subcustodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. The Submanager will advise the Manager on the same day it gives any such instructions. In connection with the selection of such brokers or dealers and the placing of such orders, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Fund and/or the other accounts over which the Submanager, the Manager or a respective “affiliated person” thereof exercises investment discretion. The Submanager is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Submanager determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Submanager, the Manager and any “affiliated person” thereof have with respect to accounts over which they exercise investment discretion. The Trustees of the Trust shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund. In making purchases or sales of securities or other property for the account of the Fund, the Submanager may deal with itself or with the Trustees of the Trust or the Fund’s underwriter or distributor to the extent such actions are permitted by the 1940 Act. The Board of Trustees of the Trust, in its discretion, may instruct the Submanager to effect all or a portion of its securities transactions with one or more brokers and/or dealers selected by the Board of Trustees if it determines that the use of such brokers and/or dealers is in the best interest of the Fund.

3.	ALLOCATION OF CHARGES AND EXPENSES.

The Submanager shall furnish at its own expense all necessary services, facilities and personnel in connection with its responsibilities under Section 2 above. Except as provided in the foregoing sentence, it is understood that the Trust will pay all of its own expenses including, without limitation, organization costs of the Trust; compensation of Trustees who are not “interested persons” of the Trust; governmental fees; interest charges; loan commitment fees; taxes; membership dues in industry associations allocable to the Trust; fees and expenses of independent auditors, legal counsel and any transfer agent, distributor, registrar or dividend disbursing agent of the Trust; expenses relating to the issuance and redemption of shares of beneficial interest of the Fund and servicing shareholder accounts; expenses of preparing, typesetting, printing and mailing prospectuses, statements of additional information, shareholder reports, notices, proxy statements and reports to governmental officers and commissions and to shareholders of the Fund; expenses connected with the execution, recording and settlement of security transactions; insurance premiums; fees and expenses of the custodian for all services to the Fund, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of the Fund (including but not limited to the fees of independent pricing services); expenses of meetings of the Fund’s shareholders; and such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Trust on behalf of the Fund may be a party and the legal obligation which the Trust may have to indemnify its Trustees and officers with respect thereto.

4.	COMPENSATION OF THE SUBMANAGER.

For the services to be rendered by the Submanager hereunder, the Manager shall pay to the Submanager a fee computed as specified in the Schedule A which is attached hereto and made a part of this Agreement. Such compensation shall be paid to the Submanager at the end of each month, and calculated by applying a daily rate, based on the annual percentage rates as specified in the attached Schedule A, to the assets. The fee calculation shall be based on the Fund’s average daily net assets for the month involved. If the Submanager serves as Submanager for less than the whole of any period specified in this Section 4, the compensation of the Submanager, as Submanager, shall be accordingly adjusted and prorated.

5.	COVENANTS OF THE SUBMANAGER.

The Submanager agrees that it will not deal with itself, or with the Trustees of the Trust or the Trust’s principal underwriter or distributor, if any, as principals in making purchases or sales of securities or other property, except as permitted by the 1940 Act, will not take a long or short position in shares of beneficial interest of the Fund, except as permitted by the Declaration, and will comply with all other provisions of the Declaration and By-Laws and the then-current registration statement of the Trust applicable to the Fund relative to the Submanager and its directors and officers. The Submanager shall not act as custodian for the Fund or take or have possession of any assets thereof.

6.	LIMITATION OF LIABILITY OF THE SUBMANAGER.

The Submanager shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Section 6, the term “Submanager” shall include directors, officers and employees of the Submanager as well as the Submanager itself. The Trust is expressly made a third party beneficiary of this Agreement and may enforce any obligations of the Submanager under this Agreement and recover directly from the Submanager for any liability the Submanager may have hereunder.

7.	ACTIVITIES OF THE SUBMANAGER.

The services of the Submanager to the Fund are not to be deemed to be exclusive, the Submanager being free to render investment advisory and/or other services to others. It is understood that Trustees and officers of the Trust and shareholders of the Fund or the Manager are or may be or may become interested in the Submanager as directors, officers, employees or otherwise and that directors, officers and employees of the Submanager are or may become similarly interested in the Trust or the Fund or the Manager and that the Submanager may be or may become interested in the Trust or the Fund as a shareholder or otherwise.

8.	CONFIDENTIAL RELATIONSHIP.

All information and recommendations furnished by the Submanager shall be regarded as confidential and for use only by DSIL or such persons as DSIL may designate, and only in connection with the management of the Fund. The Submanager shall regard as confidential all information furnished to it hereunder concerning the affairs of the Fund and DSIL. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior written consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, known to the receiving party prior to entering into this Agreement, is received from some other source not a party to this Agreement, or is required to be disclosed by or to any regulatory authority, any auditor of the parties hereto, or by judicial or administrative process or otherwise by applicable law. Throughout the life of this Agreement, unless notified otherwise in writing by DSIL, the Submanager is authorized to include DSIL’s name on a publicly available list of its current clients.

9.	RECEIPT OF DISCLOSURE DOCUMENT.

DSIL acknowledges that it has received a copy of the Submanager’s disclosure documents under Rule 204-3 of the Investment Advisers Act of 1940 at least 48 hours prior to entering into this Agreement.

10.	REPRESENTATIONS AND WARRANTIES.

Each party represents and warrants that: (a) the person(s) executing this Agreement on behalf of the party has full power and authority to execute this Agreement on behalf of the party and (b) the party’s execution, delivery and performance of this Agreement will be binding upon the party in accordance with the terms hereof, and will not violate any obligations by which the party is bound, whether arising by contract, operation of law or otherwise.

11.	DURATION, TERMINATION AND AMENDMENTS OF THIS AGREEMENT.

This Agreement shall become effective as of the day and year first above written, shall govern the relations between the parties hereto thereafter and shall remain in force until April 30, 2016, on which date it will terminate unless its continuance after April 30, 2016 is “specifically approved at least annually” (a) by the vote of a majority of the Trustees of the Trust who are not “interested persons” of the Trust or of DSIL or the Submanager at a meeting specifically called for the purpose of voting on such approval and (b) by the Board of Trustees of the Trust or by “vote of a majority of the outstanding voting securities” of the Fund.

This Agreement may be terminated at any time without the payment of any penalty by (i) the Trustees of the Trust, (ii) the “vote of a majority of the outstanding voting securities” of the Fund or (iii) DSIL with the prior consent of the Trustees of the Trust, in each case on not more than 60 days’ nor less than 30 days’ written notice to the other party. Subject to Section 4(d) of this Agreement, this Agreement may be terminated at any time without the payment of any penalty by the Submanager on not less than 90 days’ written notice to the Manager and the Trustees of the Trust. This Agreement shall automatically terminate in the event of its “assignment.”

This Agreement constitutes the entire agreement between the parties and may be amended only if such amendment is approved by the parties hereto, the Trustees of the Trust and the “vote of a majority of the outstanding voting securities” of the Fund (except for any such amendment as may be effected in the absence of such vote without violating the 1940 Act or any exemptive order granted thereunder).

The terms “specifically approved at least annually,” “vote of a majority of the outstanding voting securities,” “assignment,” “affiliated person” and “interested persons,” when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the Act.

12.	GOVERNING LAW.

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts; provided, however, that nothing herein will be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940 or any rules or regulations of the Securities and Exchange Commission thereunder.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

SEIX INVESTMENT ADVISORS LLC,

By:	/s/ Deirdre Dillon

Title: Counsel & CCO

DOMINI SOCIAL INVESTMENTS LLC

By:	/s/ Amy Domini

Title: CEO

Acknowledged:

DOMINI SOCIAL INVESTMENT TRUST
On behalf of Domini Social Bond Fund

By:	/s/Carole Laible

Title: Treasurer